ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated April 13, 2011
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities $● Securities Linked to the Common Stock of Peabody Energy Corporation due on or about April 18, 2012
Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated securities issued by Royal Bank of Canada linked to the performance of the common stock of Peabody Energy Corporation (the “underlying stock”).  Royal Bank of Canada will pay a monthly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that month.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the ending price of the underlying stock is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative performance of the underlying stock over the term of the Securities, and you may lose up to 100% of your initial investment.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑         Contingent Coupon — Royal Bank of Canada will pay a monthly contingent coupon payment if the closing price of the underlying stock on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑         Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing price of the underlying stock on any monthly Observation Date is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑        Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the underlying stock does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying stock closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the price of the underlying stock from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                          April 14, 2011
Settlement Date1                                                               April 19, 2011
Observation Dates1                                                        Monthly (see page 4)
Final Observation Date2                                              April 12, 2012
Maturity Date2                                                                     April 18, 2012
1          Expected.  In the event that we make any change to the expected trade date and settlement date, the final Observation Date and maturity date will be changed so that the stated term of the Securities remains approximately the same.

2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 7, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offerings
This free writing prospectus relates to Trigger Phoenix Autocallable Optimization Securities we are offering linked to the common stock of Peabody Energy Corporation. The contingent coupon rate, starting price, trigger price and coupon barrier for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The actual contingent coupon rate and starting price for the Securities will be determined on the trade date.

Underlying Stock	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common Stock of Peabody Energy Corporation	15.00% to 17.00% per annum	$●	75% of the starting price	75% of the starting price	78009C290	US78009C2908
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Common Stock of Peabody Energy Corporation	h	$10.000	h	$0.125	h	$9.875
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

(2)UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.125 per $10 principal amount of the Securities.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TPAOS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911001128/s41110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦     You believe the closing price of the underlying stock will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦     You are willing to make an investment whose return is limited to the contingent coupon payments, regardless of any potential appreciation of the underlying stock, which could be significant.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You would be willing to invest in the Securities if the contingent coupon rate was set equal to the lower end of the range for the anticipated contingent coupon rate for the Securities, as specified on the cover of this free writing prospectus (the actual contingent coupon rate will be determined on the trade date and will be specified in the pricing supplement).

♦     You do not seek current income from this investment and are willing to forgo dividends paid on the underlying stock.

♦     You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of 12 months.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦     You believe that the price of the underlying stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦     You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦     You would be unwilling to invest in the Securities if the contingent coupon rate was set equal to the lower end of the range for the anticipated contingent coupon rate for the Securities, as specified on the cover of this free writing prospectus (the actual contingent coupon rate will be determined on the trade date for the Securities and will be specified in the pricing supplement).

♦     You seek current income from this investment or prefer to receive the dividends paid on the underlying stock.

♦     You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months, or you seek an investment for which there will be an active secondary market for the Securities.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$10.00 per Security
Term2:	12 months
Underlying Stock:	The common stock of Peabody Energy Corporation (Bloomberg symbol: “BTU”)
Contingent Coupon:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying stock is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not be payable and Royal Bank of Canada will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and a hypothetical contingent coupon per $10 principal amount of the Securities. The actual contingent coupon will be based upon the contingent coupon rate, which will be determined on the trade date. The table below assumes a contingent coupon rate of 16.00% per annum for the Securities (the midpoint of the contingent coupon range).

Observation Dates	Contingent Coupon Payment Date	Contingent Coupon*
May 16, 2011	May 18, 2011	$0.133
June 14, 2011	June 16, 2011	$0.133
July 14, 2011	July 18, 2011	$0.133
August 15, 2011	August 17, 2011	$0.133
September 14, 2011	September 16, 2011	$0.133
October 14, 2011	October 18, 2011	$0.133
November 14, 2011	November 16, 2011	$0.133
December 14, 2011	December 16, 2011	$0.133
January 17, 2012	January 19, 2012	$0.133
February 14, 2012	February 16, 2012	$0.133
March 14, 2012	March 16, 2012	$0.133
Final Observation Date	Maturity Date	$0.133
* The contingent coupon amounts have been rounded for ease of analysis

Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying stock is less than the coupon barrier.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the final observation date and maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.
Contingent Coupon Rate:	The contingent coupon rate is expected to be between 15.00% and 17.00% per annum for the Securities. The actual contingent coupon rate will be determined on the trade date.
Coupon Payment Dates:	Two business days following each Observation Date, except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:	The Securities will be called automatically if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price.

If the Securities are called on any Observation Date, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return)
Underlying Return:	Ending Price – Starting Price Starting Price
Trigger Price:
75% of the starting price of the underlying stock (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
75% of the starting price of the underlying stock (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Starting Price:	The closing price of the underlying stock on the trade date.
Ending Price:	The closing price of the underlying stock on the final Observation Date.
Closing Price:
On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange in the U. S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The starting price of the underlying stock is observed, the contingent coupon rate is set and the trigger price and coupon barrier are determined.

Monthly:
If the closing price of the underlying stock is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.

The Securities will be called if the closing price of the underlying stock on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying stock is observed on the final Observation Date.

If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your investment proportionate to the decline of the underlying stock, for an amount equal to:

$10.00 + ($10.00 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying stock is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying stock is above the trigger price.

♦
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities.  If the closing price of the underlying stock on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying stock is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.  As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying stock. The greater the volatility of the underlying stock, the more likely it is that the price of that stock could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying stock could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
An Investment in the Securities Is Subject to Single Stock Risk — The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and the issuer of the underlying stock (the ‘‘underlying stock issuer’’), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the underlying stock issuer and the underlying stock for your Securities.  We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity —  While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities is Not the Same as Owning the Underlying Stock — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities, and you will not fully participate in such appreciation.

♦
There Is No Affiliation Between the Underlying Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by that Issuer — We are not affiliated with the underlying stock issuer.  However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying stock issuer.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information about the underlying stock and the underlying stock issuer.  You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities.  The underlying stock issuer is not involved in this offering and has no obligation of any sort with respect to your Securities.  The underlying stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price —  Trading or transactions by Royal Bank of Canada or its affiliates in the underlying stock, or in futures, options, exchange-traded funds or other derivative products on the underlying stock may adversely affect the market value of the underlying stock, the closing price of the underlying stock, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities —  In addition to the closing price of the underlying stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying stock;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying stock that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Stock Is Limited — The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying stock relative to its starting price. Royal Bank of Canada cannot predict the ending price of the underlying stock. You should not take these examples as an indication or assurance of the expected performance of the underlying stock. The following examples and table illustrate the Payment at Maturity per Security on a hypothetical offering of the Securities, based on the following assumptions (the actual terms will be determined on the trade date; numbers appearing in the examples and table below have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$64.34
Contingent Coupon Rate:	16.00% per annum (or 1.33% per month)
Contingent Coupon:	$0.133 per month
Observation Dates:	Monthly
Trigger Price:	$48.26 (which is 75% of the starting price)
Coupon Barrier:	$48.26 (which is 75% of the starting price)

Scenario #1: Securities Are Called on the First Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$69.71 (at or above starting price)	$10.133 (settlement amount)

	Total Payment:	$10.133 (a 1.33% return)

Since the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.133 per Security, reflecting your principal amount plus the applicable contingent coupon, for a 1.33% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Third Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above coupon barrier; below starting price)	$0.133 (contingent coupon)
Second Observation Date	$59.41 (at or above coupon barrier; below starting price)	$0.133 (contingent coupon)
Third Observation Date	$65.20 (at or above starting price)	$10.133 (settlement amount)

	Total Payment:	$10.399 (a 3.99% return)

Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.133 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.266 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.399 per Security, for a 3.99% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Stock Is at or Above the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above coupon barrier; below starting price)	$0.133 (contingent coupon)
Second Observation Date	$48.17 (below coupon barrier)	$0.00
Third to eleventh Observation Date	Various (below coupon barrier)	$0.00
Final Observation Date	$55.50 (at or above trigger price and coupon barrier; below starting price)	$10.133 (Payment at Maturity)

	Total Payment:	$10.266 (a 2.66% return)

At maturity, Royal Bank of Canada will pay you a total of $10.133 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payment of $0.133 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.266 per Security, for a 2.66% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Stock Is Below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$50.00 (at or above coupon barrier; below starting price)	$0.133 (contingent coupon)
Second Observation Date	$59.41 (at or above coupon barrier; below starting price)	$0.133 (contingent coupon)
Third Observation Date	$50.00 (at or above coupon barrier; below starting price)	$0.133 (contingent coupon)
Fourth to eleventh Observation Date	Various (below coupon barrier)	$0.00
Final Observation Date	$32.17 (below trigger price and coupon barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -50%] = $10.00 - $5.00 = $5.00 (Payment at Maturity)

	Total Payment:	$5.399 (-46.01% return)

Since the Securities are not called and the ending price of the underlying stock is below the trigger price, Royal Bank of Canada will pay you at maturity $5.00 per Security.  When added to the contingent coupon payments of $0.399 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $5.399 per Security, for a loss on the Securities of 46.01%.

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
Set forth below is a summary of certain U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying stock for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities. While the U.S. federal income tax treatment of the Securities (including proper characterization of the contingent coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. We will not pay any additional amounts in respect of such withholding.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Information about the Underlying Stock
Included on the following pages is a brief description of the issuer the underlying stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying stock issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Peabody Energy Corporation
According to publicly available information, Peabody Energy Corporation mines and markets predominantly low sulfur coal, primarily for use by electric utilities. The company also trades coal and emission allowances. The company owns and operates mines in Arizona, Colorado, New Mexico and Wyoming, Illinois, Indiana, and Australia. The company also a minority interest in a Venezuelan mine through a joint venture.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1064728. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “BTU”

Historical Information

The following table sets forth the quarterly high and low closing prices for this underlying stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this underlying stock on April 12, 2011 was $64.34.  The historical performance of this underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

1/3/2007	3/30/2007	$49.15	$38.61	$47.20
4/2/2007	6/29/2007	$71.43	$43.83	$52.20
7/2/2007	9/28/2007	$56.00	$30.85	$34.43
10/1/2007	12/31/2007	$45.49	$31.88	$37.83
1/2/2008	3/31/2008	$63.96	$42.05	$51.00
4/1/2008	6/30/2008	$88.69	$49.38	$88.05
7/1/2008	9/30/2008	$88.26	$39.10	$45.00
10/1/2008	12/31/2008	$43.98	$16.01	$22.75
1/2/2009	3/31/2009	$30.95	$20.17	$25.04
4/1/2009	6/30/2009	$37.44	$23.64	$30.16
7/1/2009	9/30/2009	$41.54	$27.20	$37.22
10/1/2009	12/31/2009	$48.14	$34.54	$45.21
1/1/2010	3/31/2010	$51.94	$39.90	$45.70
4/1/2010	6/30/2010	$50.25	$34.91	$39.13
7/1/2010	9/30/2010	$49.94	$38.08	$49.01
10/1/2010	12/31/2010	$64.58	$48.77	$63.98
1/3/2011	3/31/2011	$73.73	$57.52	$71.96
4/1/2011	4/12/2011*	$73.87	$63.78	$64.34

*As of the date of this free writing prospectus, available information for the second calendar quarter of 2011 includes data through April 12, 2011.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2011.

The graph below illustrates the performance of Peabody Energy Corporation’s common stock from April 12, 2005 to April 12, 2011, assuming a starting price of $64.34, which was the closing price of the underlying stock on April 12, 2011. The dotted line represents a hypothetical coupon barrier and trigger price of $48.26, which is equal to 75% of the closing price on April 12, 2011. The actual coupon barrier and trigger price will be based on the closing price of Peabody Energy Corporation’s common stock on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.